Exhibit 8.1

[FORM OF OPINION OF CADWALADER, WICKERSHAM & TAFT, LLP]

________, _____

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnatti, OH 45202

Re:	Merger of Aquarium Acquisition Corp. with and into The Gillette Company

Ladies and Gentlemen:

     You have asked us for our opinion regarding certain United States federal income tax matters in connection with the merger (the “Merger”) of Aquarium Acquisition Corp., a Delaware corporation (“Merger Sub”) and a direct and wholly owned subsidiary of The Procter & Gamble Company, an Ohio corporation (“Parent”), with and into The Gillette Company, a Delaware corporation (the “Company”), with the Company surviving as a wholly owned subsidiary of Parent, to be accomplished pursuant to the Agreement and Plan of Merger, dated January 27, 2005 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement. This opinion is delivered pursuant to Section 6.02 of the Merger Agreement.

     In connection with the opinion expressed below, we have examined and relied upon the Merger Agreement, the registration statement on Form S-4, as filed by Parent with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), which includes the Joint Proxy Statement/Prospectus that the Company will send to its stockholders in connection with the stockholders’ meeting to adopt the Merger Agreement (the “Registration Statement”) and the representations made to us by Parent and the Company in their respective letters to us dated [___]. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing.

     For purposes of this opinion we have assumed, with your permission, that (i) the Merger will be completed in the manner described in the Merger Agreement and the Joint Proxy Statement/Prospectus, (ii) the Merger Agreement will not be amended or otherwise modified prior to and including the Effective Time, and (iii) the representations made to us by Parent and the Company in their respective letters to us dated [___] and delivered to us for purposes of our opinion are, and at the Effective Time of the Merger will be, complete and accurate without regard to any knowledge qualifications that may be set forth therein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

     Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and rulings and decisions thereunder, each as in effect on the date hereof, and may be affected by amendments to the Code or to Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. We express no opinions other than as to the federal income tax law of the United States of America. This opinion letter does not address the various state, local or foreign tax consequences that may result from the transactions contemplated by the Merger Agreement.

     On the basis of and subject to the foregoing, it is our opinion that, under existing law, the consummation of the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and Parent, the Company and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Accordingly, except with respect to cash received in lieu of fractional shares, Company shareholders will not recognize any gain or loss on the exchange of Company common stock for Parent common stock.

     We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement. We also consent to the references to our firm under the headings “The Merger – Material Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC.

     We expressly disclaim any obligation to update or modify this opinion letter as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion letter, any of which could affect our conclusions.

Very truly yours,

CADWALADER, WICKERSHAM & TAFT LLP